Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Statements

On April 10, 2019 (“Cristal Transaction Date”), Tronox announced the completion of the acquisition of the TiO2 business of Cristal for $1.673 billion of cash, subject to a working capital adjustment, plus 37,580,000 ordinary shares (the “Cristal Transaction”). The total acquisition price, including the value of the ordinary shares at $14 per share on the closing date of the Cristal Transaction, is approximately $2.2 billion, subject to a working capital adjustment.

As part of the regulatory approval for the acquisition, the Federal Trade Commission (“FTC”) issued an Order and Decision, allowing the Cristal Transaction to proceed subject to the divestiture by Tronox of Cristal's North American TiO2 business (“Ashtabula Transaction”) to INEOS Enterprises ("INEOS"). On May 1, 2019, the Company announced the completion of such divestiture to INEOS for approximately $700 million, subject to a working capital and noncurrent liability adjustment. In addition, on April 26, 2019 Tronox closed the previously announced divestiture of its 8120 paper laminate grade (the “8120 Transaction”), to Venator Materials PLC (“Venator”), which was approved by the European Commission in August 2018.

The following unaudited pro forma condensed combined financial information and related notes present our historical condensed consolidated balance sheet and historical condensed consolidated statement of operations, adjusted to reflect the impact of completion of [the Cristal Transaction including both the Ashtabula Transaction and the 8120 Transaction] that are (i) directly attributable to the Cristal Transaction, (ii) factually supportable and (iii) expected to have a continuing impact on our combined financial results in the case of the statement of operations and balance sheet.

The following unaudited pro forma condensed combined financial information for the year ended December 31, 2018 has been derived from the audited consolidated financial statements for Tronox Holdings plc for the year ended December 31, 2018 and the audited consolidated financial statements of Cristal for the year ended December 31, 2018. Cristal’s audited consolidated financial statements were prepared under International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and in Saudi Riyal (“SR”). The unaudited pro forma condensed combined financial information has been adjusted for the Cristal and Ashtabula Transactions as if each had been completed on January 1, 2018, in the case of the unaudited pro forma Condensed Combined Statement of Operations, and on December 31, 2018, in the case of the unaudited pro forma Condensed Combined Balance Sheet.

In addition to the Ashtabula Transaction described above and described further in Note 4 below, the unaudited pro forma condensed combined financial statements include the following adjustments related to the Cristal Transaction:

•	the acquisition of Cristal’s TiO2 business for consideration totaling $1,673 million of cash plus 37,580,000 of Tronox Holdings plc shares valued at $14 per share;
•	the impact of borrowing $117 million against the Company’s secured asset-based revolving credit facility at the time the acquisition is consummated;
•
the impact of converting Cristal’s historical financial information, as prepared in accordance with IFRS, to accounting principles generally accepted in the United States (“U.S. GAAP’) for the year ended December 31, 2018;

•	the translation of Cristal’s historical financial information from SR into U.S. dollars (“USD”);
•	the impact of preliminary fair value adjustments to the acquired assets and assumed liabilities of Cristal’s TiO2 business;
•	reclassifications needed to estimate the effect of conforming the accounting policies of Cristal to the Company’s policies;
•	the elimination of acquisition and divestiture related transaction costs incurred for the year ended December 31, 2018;
•	the elimination of sales and the impacts of a licensing agreement between Tronox and Cristal for the year ended December 31, 2018; and
•	the 8120 Transaction.

Within the accompanying unaudited pro forma condensed combined financial information, we accounted for the Cristal Transaction using the acquisition method of accounting in accordance with ASC 805. Goodwill, as of the acquisition date, was measured as the excess of purchase consideration over the preliminary fair value of net assets acquired. Since the preliminary measurement used for the net assets acquired is based on a preliminary valuation report as an estimate of fair value, management may identify differences that, when purchase accounting procedures are completed, could be materially different from the unaudited pro forma condensed combined financial information included herein.

The historical financial information of Cristal for the year ended December 31, 2018 was prepared in accordance with IFRS and is presented in SR. The unaudited pro forma condensed combined financial information includes adjustments and reclassifications to convert statements of operations of Cristal from IFRS to U.S. GAAP on a consistent basis with Tronox and to translate the financial statements from SR to USD.

The unaudited pro forma condensed combined financial information does not purport to project our future operating results. The unaudited pro forma condensed combined financial information does not include the impacts of any: (i) cost or revenue synergies; (ii) potential restructuring actions or (iii) future expected transaction-related costs that may result from our purchase of Cristal’s TiO2 business or the Ashtabula Transaction, as they currently are not objectively determinable. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

Tronox Holdings PLC
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2018
(Millions of dollars)

	Tronox Holdings plc Historical December 31, 2018	Cristal Historical U.S. GAAP at December 31, 2018	Reclassification of Ashtabula to Held for Sale	Reclassification (Note 3)	Pro Forma adjustments	Notes		Pro Forma Combined December 31, 2018	Ashtabula Disposition	Pro Forma Combined adjusted December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$1,034	$-	$-	$-	$(894)	(6f	)	$140	$700	$840
Restricted cash	662	-	-	-	(662)	(6f	)	-	-	-
Accounts receivable, net of allowance for doubtful accounts	317	430	(109)	(118)	-			520	-	520
Inventories, net	479	707	(126)	-	(4)	(6h	)	1,139	-	1,139
					83	(6i	)
Prepaid and other assets	50	-	-	118	-			168	-	168
Income taxes receivable	2	-	-	-	-			2	-	2
Assets held for sale	-	-	482	-	324	(6i	)	806	(806)	-
Total current assets	2,544	1,137	247	-	(1,153)			2,775	(106)	2,669
Noncurrent Assets:
Property, plant and equipment, net	1,004	1,478	(247)	-	(14)	(6g	)	1,634	-	1,634
					(587)	(6i	)
Mineral leaseholds, net	796	-	-	-	-			796	-	796
Intangible assets, net	176	-	-	-	-			176	-	176
Goodwill		-	-	-	396	(6f	)	191	-	191
					(205)	(6i	)
Deferred tax asset	37	-	-	-	-			37	-	37
Other long-term assets	85	162	-	-	-			247	-	247
Total assets	$4,642	$2,777	-	$-	$(1,563)			$5,856	$(106)	$5,750

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	133	329	(34)	(183)	-			245	-	245
Accrued liabilities	140	41	(20)	183	40	(6e	)	384	-	384
Short-term debt	22	1	-	-	117	(6f	)	140	-	140
Income taxes payable	5	-	-	-	-			5	-	5
Liabilities held for sale	-	-	106	-	-			106	(106)	-
Total current liabilities	300	371	52	-	157			880	(106)	774
Noncurrent liabilities	:
Long-term debt, net	3,139	21	-	-	-			3,160	-	3,160
Pension and post-retirement healthcare benefits	93	90	(8)	-	-			175	-	175
Asset retirement obligations	68	-	-	14	-			82	-	82
Long-term deferred tax liabilities	163	57	(41)	-	-			179	-	179
Other long-term liabilities	17	50	(3)	(14)	-			50	-	50
Total liabilities	3,780	589	-	-	157			4,526	(106)	4,420

Stockholders’ equity:
Share capital	1,579	1,810	-	-	(1,375)	(6a	)	2,014	-	2,014
Accumulated (deficit) retained earnings	(356)	390	-	-	(390)	(6a	)	(356)	-	(356)
Accumulated other comprehensive income (loss)	(540)	(45)	-	-	45	(6a	)	(540)	-	(540)
Total Tronox Holdings plc shareholders’ equity	683	2,155	-	-	(1,720)			1,118	-	1,118
Noncontrolling interest	179	33	-	-	-			212	-	212
Total equity	862	2,188	-	-	(1,720)			1,330	-	1,330
Total liabilities and stockholders’ equity	$4,642	$2,777	$-	$-	$(1,563)			$5,856	$(106)	$5,750

Tronox Holdings PLC
Unaudited Pro Forma Condensed Combined
Statement of Operations
For the Year Ended December 31, 2018
(Millions of dollars)

Millions of U.S. Dollars (except per share amounts)	Tronox Holdings plc Historical December 31, 2018	Cristal Historical U.S. GAAP at December 31, 2018	Reclassification (Note 3)	Pro Forma Adjustments	Notes		Pro Forma Combined Year Ended December 31, 2018	Ashtabula Disposition	Pro Forma Combined adjusted December 31, 2018
Net sales	$1,819	$2,233	$-	$(75)	(6b	)	$3,965	$(626)	$3,339
				(12)	(6h	)
Cost of goods sold	1,321	1,535	83	(75)	(6b	)	2,901	(437)	2,464
				(1)	(6g	)
				38	(6i	)
Gross profit	498	698	(83)	(49)			1,064	(189)	875
Selling, general and administrative expenses	267	272	(83)	(87)	(6d	)	369	(19)	350
Impairment of assets	31	-	-	-			31	-	31
Income from operations	200	426	-	38			664	(170)	494
Interest and debt expense, net	(193)	(13)	-	(5)	(6f	)	(211)	-	(211)
Loss on extinguishment of debt	(30)	-	-				(30)	-	(30)
Interest income	33	-	-	(20)	(6f	)	13	-	13
Other income (expense), net	33	(1)	-	8	(6c	)	40	1	41
Income from continuing operations before income taxes	43	412	-	21			476	(169)	307
Income tax provision	(13)	(65)	-	-			(78)	38	(40)
Net income	30	347	-	21			398	(131)	267
Net income attributable to noncontrolling interest	37	9	-	-			46	-	46
Net loss attributable to Tronox Holdings PLC	(7)	338	-	21			352	(131)	221
(Loss) income per share, Basic (Note 9)	$(0.06)	-	-	N/A			$2.19	-	$1.38
Basic weighted average shares outstanding (in thousands):	122,881	-	-	37,580			160,461	-	160,461
(Loss) income per share, Diluted (Note 9)	$(0.06)	-	-	N/A			$2.16	-	$1.36
Diluted weighted average shares outstanding (in thousands):	125,279	-	-	37,580			162,859	-	162,859

Tronox Holdings PLC
Notes to Unaudited Pro Forma Condensed Combined Financial Information
(In Millions of Dollars, unless otherwise noted)

Note 1 Basis of Presentation

The unaudited pro forma Condensed Combined Balance Sheet as of December 31, 2018 is presented as if the acquisition of Cristal’s TiO2 business and sale of Cristal’s Ashtabula business had occurred on December 31, 2018 and the unaudited pro forma Condensed Combined Statement of Operations for the year ended December 31, 2018 is presented as if the acquisition of Cristal’s TiO2 business and the divestitures of Cristal’s Ashtabula business and Tronox Holdings plc’s 8120 grade paper laminate product line had occurred on January 1, 2018.

Note 2 Presentation of Cristal Financial Information

For pro forma purposes for the year ended December 31, 2018, U.S. GAAP adjustments were made to the historical financial statements of Cristal, prepared under IFRS in SR, to align with Tronox Holdings plc’s U.S. GAAP accounting policies in USD. Such adjustments relate primarily to (1) income taxes, (2) exploration and evaluation costs, (3) long-lived asset impairment, (4) impairment reversals, (5) asset retirement obligations (“ARO”), (6) Advanced Metal Industries Company (“AMIC’) Impairment, (7) goodwill, (8) goodwill impairment, (9) pension and postretirement plans and (10) employee terminal benefits. The U.S. GAAP adjustments and reclassifications column included in this note represents the aggregate presentation differences between IFRS and U.S. GAAP as well as the reclassifications necessary to present the Cristal financial information consistent with that of Tronox Holdings plc as further discussed in Note 3.

The historical balance sheet and statement of operations of Cristal for the year ended December 31, 2018 were translated for the purpose of preparing the pro forma financial information using the SR to USD exchange rate of 3.75. The Kingdom of Saudi Arabia is included within the Gulf Cooperation Council of countries who peg their national currency to the USD to avoid currency fluctuation. The SR is pegged to the USD at an exchange rate of 3.75; therefore, both the spot and average rate used for translation purposes below are the same.

The following table illustrates the impact of these adjustments and reclassifications in arriving at Cristal’s balance sheet at December 31, 2018, including the adjustments to exclude the assets and liabilities and related income and expenses, not assumed by Tronox Holdings plc as part of the transaction and the translation from SR to USD, as presented in the unaudited pro forma Condensed Combined Balance Sheet:

	Cristal Historical IFRS as of December 31, 2018 (SR)	U.S. GAAP Adjustments & Reclassifications (SR)	Notes	Cristal Assets & Liabilities Excluded (SR) Note (k)	Total Cristal (SR)	Total Cristal Net Assets Acquired (USD)
Assets
Current assets:
Cash and cash equivalents	489	-		(489)	-	$-
Accounts receivable and prepayments	1,613	1	(a)	(2)	1,612	430
Due from related parties	62	-		(62)	-	-
Inventories	2,651	-		-	2,651	707
Total current assets	4,815	1		(553)	4,263	1,137
Noncurrent assets:
Property, plant and equipment	5,976	(130)	(b)	(128)	5,544	1,478
		71	(c)
		(63)	(d)
		(182)	(e)
Investments	520	416	(f)	(928)	8	2
Goodwill	638	10	(g)	(716)	-	-
		68	(h)
					-	-
Other intangible assets	235	170	(c)	(405)	-	-
Due from related parties	428	(15)	(i)	(413)	-	-
Deferred income tax	220	(17)	(e)	-	196	52
		(7)	(a)
Exploration and evaluation cost	297	(47)	(b)	-	250	67
Other assets	152	-		-	152	41
Total assets	13,281	275		(3,143)	10,413	2,777
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accruals	1,242	-		(9)	1,233	329
Provision	151	-		-	151	40
Employees’ terminal benefits	3	-		-	3	1
Short term loans	5	-		-	5	1
Due to related parties	164	-		(164)	-	-
Current portion of long term loans	-	-		-	-	-
Total current liabilities	1,565	-		(173)	1,392	371
Noncurrent liabilities:
Long term loans, net	5,697	-		(5,620)	77	21
Employees’ terminal benefits	335	3		-	338	90
Due to related parties	1,576	(724)	(i)	(852)	-	-
Deferred income tax liabilities	223	(10)	(b)	-	213	57
Provisions	392	(238)	(e)	-	154	41
Other liabilities	41	-		(9)	32	9
Total liabilities	9,829	(969)		(6,654)	2,206	589
Shareholders’ equity
Capital	2,363	-		3,511	5,874	1,565
Statutory reserve	614	-		-	614	164
Capital contributions	305	-		-	305	81
Retained earnings	217	1,244	(j)	-	1,461	390
Other comprehensive income	(169)	-		-	(169)	(45)
Total equity attributable to the shareholders’ of the parent company	3,330	1,244		3,511	8,085	2,155
Noncontrolling Interest	122	-		-	122	33
Total shareholders’ equity	3,452	1,244		3,511	8,207	2,188
Total liabilities and shareholders’ equity	13,281	275		(3,143)	10,413	$2,777

The following table illustrates the impact of these adjustments and reclassifications in arriving at Cristal’s statement of operations for the year ended December 31, 2018, including the adjustments to exclude the assets and liabilities and related income and expenses, not assumed by Tronox Holdings plc as part of the transaction and the translation from SR to USD as presented in the unaudited pro forma Condensed Combined Statement of Operations:

	Cristal Historical IFRS Period Ended December 31, 2018 (SR)	U.S. GAAP Adjustments (SR)	Notes	Cristal Income & Expenses Excluded(SR) Note (p)	Cristal Net Income/ Expenses Acquired(SR)	Cristal Net Income/ Expenses Acquired (USD)
Sales	8,374				8,374	$2,233
Cost of sales	(5,743)	(13)	(l)	-	(5,757)	1,535
		(1)	(m)	-
Gross profit	2,631	(14)			2,617	698
Expenses
Selling and distribution	(453)	-		-	(453)	(121)
General and administration	(608)	10	(n)	33	(565)	(151)

Profit from main operations	1,570	(4)		33	1,599	426
Other (expense), income	(14)	3	(n)	6	(5)	(1)
Financial charges	(374)	-		325	(49)	(13)
Interest charges on intercompany loans	(152)	-		152	-	-
Income from continuing operations before Zakat and income tax and noncontrolling interest	1,030	(1)		516	1,545	412
Zakat and income tax	(253)	9	(o)	-	(244)	(65)
Net income before noncontrolling interest	777	8		516	1,301	347
Income attributable to noncontrolling interest	(32)	-		-	(32)	(9)
Net income for the period	745	8		516	1,269	$338

(a)	Income tax

This adjustment decreases deferred income tax liability by SR 7 million and increases accounts receivable and prepayments by SR 1 million in conformity with U.S. GAAP. The differences in income tax accounting between IFRS and U.S. GAAP pertain to tax effects of intercompany transfers of inventory that have been sold between affiliated members of the worldwide group but have not been sold outside the worldwide group as of the financial statement date, backwards tracing adjustments for the tax effects of balance sheet accounts that are recorded partially through the income statement and partially through other comprehensive income, and recognition of deferred tax liabilities with respect to outside basis differences of foreign subsidiaries for which Tronox Holdings plc is unable to assert indefinite reinvestment of earnings.

(b)	Exploration and evaluation costs

This adjustment reduces capitalized exploration and evaluation cost and property, plant and equipment in conformity with U.S. GAAP by SR 47 million and SR 130 million, respectively and decreases deferred income tax liability by SR 10 million. Under IFRS, Cristal has capitalized all mining exploration and evaluation costs, including the costs of acquiring licenses. Once the technical and commercial viability of extracting a mineral resource is determined, the exploration and evaluation costs attributable to those reserves are first tested for impairment and then reclassified to mining development expenditures within property, plant and equipment and amortized once the mine commences production. Prior to the determination of commercial viability, these costs would not meet the criteria for recoverability under U.S. GAAP.

(c)	Long-lived asset impairment

This adjustment reverses the IFRS impairments, which increases property, plant and equipment and other intangible assets in conformity with U.S. GAAP by SR 71 million and SR 170 million, respectively. In impairment tests under IFRS for definite lived tangible and intangible assets, the recoverable amount of each long-lived asset or asset group is compared to the assets’ carrying value and to the extent carrying value exceeds the recoverable amount, an impairment loss is recorded. Recoverable amount is the higher of the long-lived asset’s fair value less cost of disposal and its value in use. Under U.S. GAAP, the carrying value of the asset group at Cristal was compared to the undiscounted future cash flows of the asset group. The undiscounted future cash flows of the asset group exceeded the carrying value. Therefore, the second step of the impairment assessment would not have been required and there would not have been any impairment loss under U.S. GAAP.

(d)	Impairment reversals

This adjustment removes IFRS impairment reversals, including previously recognized depreciation expense, which reduces property, plant and equipment in conformity with U.S. GAAP by SR 63 million. In 2014, an impairment loss was reversed back to the initial carrying amount, adjusted for depreciation. Under U.S. GAAP, reversal of impairment losses is not permitted under U.S. GAAP for any long-lived assets held and used.

(e)	Asset retirement obligations

This adjustment removes the effect of asset retirement obligation remeasurements and reduces property, plant and equipment, deferred income tax and other liabilities in conformity with U.S. GAAP by SR 182 million, SR 17 million and SR 238 million, respectively. Under IFRS, Cristal remeasured certain asset retirement obligations and the related long-lived assets using current cost estimates and discount rates at various balance sheet dates between 2007 and 2016. Under U.S. GAAP, only upward revisions to the original estimated undiscounted cost estimates result in a remeasurement of the obligation using the current credit-adjusted risk- free rate.

(f)	AMIC impairment

This adjustment pertains to the reversal of an impairment of the investment in AMIC made under IFRS that does not meet the criteria for impairment under U.S. GAAP. The investment in AMIC is excluded from the Cristal net assets acquired. Refer to Note (k) and (p) herein for discussion of excluded Cristal amounts that are not conveying to Tronox Holdings plc in connection with the transaction.

(g)	Goodwill

This adjustment relates to the differences in goodwill which are primarily due to the accounting for fair value adjustments for property, plant, and equipment between IFRS and U.S. GAAP related to Cristal’s acquisition of Millennium Worldwide Holdings III and Millennium Inorganic Chemicals, Inc. on May 10, 2007 which increases goodwill by SR 10 million. Under IFRS, the carrying amount of the acquired property, plant and equipment is adjusted to fair value, including the share of those assets owned by a non-controlling interest.

(h)	Goodwill impairment

This adjustment reverses the IFRS goodwill impairment of SR 68 million which increases goodwill in conformity with U.S. GAAP. Under IFRS, Cristal tests goodwill for impairment by allocating goodwill to its cash-generating units (“CGU”) and compares the carrying amount of the CGU, including goodwill, to its recoverable amount. Any impairment loss is allocated first to reduce goodwill to zero, then, subject to certain limitations, the carrying amount of other assets in the CGU are reduced pro rata based on the carrying amount of each asset.

Under U.S. GAAP, Cristal first estimates the fair value of each reporting unit. If the fair value is less than its carrying value, then a second step would be performed to determine the fair value of the goodwill. In this second step, the goodwill impairment loss is the amount by which the carrying amount of the goodwill exceeds the implied fair value of the goodwill determined by assigning the fair value of the reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination. The amount of the impairment loss is limited to the carrying amount of the goodwill.

In 2015, Cristal impaired the goodwill at the Cristal US CGU to zero. Under U.S. GAAP, the fair value of the Cristal US reporting unit exceeded the carrying value of the unit’s net assets and therefore, no goodwill impairment was required.

(i)	Equity transactions

These adjustments pertain to contributions and shareholder loans that are classified as equity transactions under U.S. GAAP. A reclassification of due from related parties and due to related parties of SR 15 million and SR 724 million was made to the Capital account.

(j)	Equity impact

This adjustment relates to the impact of the aforementioned adjustments (a) to (i) of this note to shareholders’ equity. These are summarized in the table below:

Adjustment	Total shareholders’ equity
(a)	(6)
(b)	(167)
(c)	241
(d)	(63)
(e)	39
(f)	416
(g)	10
(h)	68
(i)	709
(n)	(3)
Net effect of shareholders’ equity	1,244

(k)	Cristal assets and liabilities excluded

These adjustments relate to assets and liabilities attributable to Cristal and included in the historical financial information of Cristal that are not transferring to Tronox Holdings plc as part of the transaction. These adjustments pertain to cash and cash equivalents SR (489) million, an investment in AMIC SR (928) million, goodwill SR (716) million, other intangible assets SR (405) million, due from related parties SR (475) million, accounts payable SR (9) million, long term loans SR (5,620) million, due to related parties SR (1,016) million and capital of SR 3,511 million which will not transfer to Tronox Holdings plc as part of the transaction.

(l)	Exploration and evaluation costs

This adjustment of SR (13) million for the year ended December 31, 2018, is to expense the IFRS capitalized mining exploration and evaluation costs, including costs associated with acquiring licenses. Under U.S. GAAP, these costs are expensed immediately resulting in an adjustment to increase net loss.

(m)	Asset retirement obligations

This adjustment reflects the addition of certain ARO costs recorded under IFRS in the amount of SR (1) million to cost of sales for the year ended December 31, 2018, in which ARO are remeasured each year based on current cost estimates and discount rates. Under U.S. GAAP, ARO are not remeasured annually due to changes in the underlying discount rates.

(n)	Employee benefits

This adjustment of SR 10 million to general and administration and SR 3 million to other income for the year ended December 31, 2018, reflects the following changes from IFRS to U.S. GAAP: (i) under U.S.GAAP, Cristal has elected to initially defer actuarial gains or losses as component of other comprehensive income and are subsequently amortized over the average remaining service life of the plan participants as component of  net periodic costs presented in other income (expense) in the consolidated statement of operations; (ii) Under IFRS, interest income on the plan assets is recognized based on the discount rate used to discount the defined benefit obligation; whereas under U.S. GAAP, the expected return on plan assets is used; and (iii) prior service costs are recognized immediately in net income under IFRS; however, under U.S. GAAP, they are initially recorded in OCI and recognized in net income over the average remaining service life of the plan participants (iv) under IFRS all costs are recognized in operating income and under U.S. GAAP only service costs are recognized in operating income .

(o)	Income taxes

This adjustment of SR 9 million for the year ended December 31, 2018, is to reflect (i) SR 9 million of tax effect relating to the pro forma adjustments discussed herein for the year ended December 31, 2018, and (ii) differences in income tax accounting between IFRS and US GAAP pertaining to tax effects of intercompany transfers of inventory sold between affiliated members of the group but have not been sold outside the group as of the financial statement date of SR (1) million, backwards tracing adjustments that are recorded partially through the income statement and partially through the other comprehensive income of SR 2 million, and recognition of deferred tax liabilities with respect to outside basis differences of foreign subsidaries for which the Company is unable to assert indefinite reinvestment of earnings of SR (1) million.

(p)	Cristal income and expenses excluded

These adjustments pertain to the related income and expenses of the assets and liabilities described in note (k) as not transferring to Tronox Holdings plc as part of the transaction. These consist of interest expense of SR 325 million for the year ended December 31, 2018, losses in AMIC of SR 6 million for the year ended December 31, 2018, amortization of SR 33 million, and interest charges on intercompany loans of SR 152 million for the year ended December 31, 2018. No tax effect has been reflected for these adjustments. Due to favorable income tax rates and regimes, there was no tax benefit when these items were incurred. Consequently, there is no tax impact of eliminating them for pro forma purposes.

Note 3 Reclassifications

Certain reclassifications have been derived and made to the Cristal historical financial information to conform them to Tronox Holdings plc’s presentation of financial information and accounting policies. Such reclassifications had no effect on the previously reported financial results of Cristal. The unaudited pro forma condensed combined financial data may not reflect all reclassifications necessary to conform Cristal’s presentation to that of Tronox Holdings plc due to limitations on the availability of information as of the date of this filing. The reclassifications identified are further detailed below:

•
Prepaid and other assets reported in accounts receivable and prepayments by Cristal of $118 million for the year ended December 31, 2018 were reclassified to prepaid and other assets in the unaudited pro forma condensed combined balance sheet;

•
Accrued liabilities reported in accounts payable and accruals by Cristal of $183 million for the year ended December 31, 2018 were reclassified to accrued liabilities in the unaudited pro forma condensed combined balance sheet;

•
Asset retirement obligations balance reported in other liabilities by Cristal of $14 million as of December 31, 2018 were reclassified to asset retirement obligations in the unaudited pro forma condensed combined balance sheet;

•
Distribution expenses reported in selling and distribution expenses by Cristal of $83 million for the year ended December 31, 2018, were reclassified to cost of goods sold in the unaudited pro forma condensed combined statement of operations;

•
Reorganization expenses reported in general and administration expenses by Cristal of $1 million for the year ended December 31, 2018 were reclassified to restructuring expenses in the unaudited pro forma condensed combined statement of operations;

Note 4 Estimate of Acquisition Consideration

The acquisition consideration is comprised of the fair value of the 37,580,000 Tronox Holdings plc shares issued to Cristal’s sellers on the closing date of the transaction, plus $1,673 million in cash.  Also, Tronox Holdings plc borrowed $117 million against its secured asset-based revolving credit facility at the time the acquisition was consummated. As Tronox Holdings plc shares are publicly traded in an active market, the value of the 37,580,000 shares issued to Cristal sellers is determined in the table below:

Tronox Holdings plc shares issued	37,580,000
Tronox Holdings plc price per share at April 10, 2019	$14.00
Fair value of Tronox Holdings plc Shares to be issued pursuant to the business combination and estimated value	$526
Cash consideration	$1,556
Proceeds from short term debt	$117
Acquisition consideration	$2,199

Note 5 Preliminary Purchase Accounting

The preliminary allocation of the total purchase price is the fair value of the net assets acquired based upon a  preliminary estimate of fair value .received from a third party valuation firm.  Due to the fact that the unaudited pro forma condensed combined financial information has been prepared on a preliminary estimate, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to changes in the estimated fair value of Cristal’s TiO2 business’ assets acquired and liabilities assumed on the actual acquisition date, whereby the impact cannot be predicted with any certainty at this time. Any changes to the initial estimate of the fair value of assets and liabilities that are made within the measurement period, which will not exceed one year from the closing of the transaction, will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

The following table presents: (i) purchase consideration as calculated in Note 5; (ii) the fair value of assets acquired and liabilities assumed, which are assumed to equal their carrying value as at December 31, 2018 until the detailed valuation analyses are completed; and (iii) the resulting goodwill or bargain purchase as the difference between (i) and (ii).

Total purchase consideration(1)	$2,199

Fair value of assets acquired(2):
Cash and cash equivalents	—
Accounts receivable and prepayments	430
Inventories	816
Property, plant and equipment	985
Investments	2
Deferred income tax	52
Exploration and evaluation cost	67
Other assets	40
Amounts attributable to assets acquired	2,392
Fair value of liabilities assumed:
Accounts payable and accruals	329
Provisions	81
Short term loans	1
Long term loans	21
Employees’ terminal benefits	91
Other liabilities	9
Deferred income taxes	57
Amount attributable to liabilities assumed	589
Goodwill	$396

(1)	See Note 4 for the calculation of the total estimated purchase price.

Upon the completion of the valuation analysis and final purchase price allocation, the fair values assigned to the assets acquired and liabilities assumed in the transaction will be updated and may have a material impact on the combined company’s depreciation and amortization expense and future results of operations.

Note 6 Unaudited Pro Forma Adjustments

(a)
The pro forma adjustment of $(1,375) million to share capital, $45 million to accumulated other comprehensive income and $(390) million to (accumulated deficit) retained earnings reflects $(2,188) million of Cristal’s historical equity acquired offset by the $(40) million of expected transaction costs to be incurred offset by $526 million of capital raised through the issuance of 37,580,000 of Tronox Holdings plc shares at a price of $14.00 issued with the transaction. Additionally, $(14) million related to the license sold from Tronox Holdings plc to Cristal and $(4) million related to the disposition of the 8120 product.

(b)
The pro forma adjustments to net sales of $(75) million and to costs of goods sold of $(75) million for the year ended December 31, 2018, reflect the elimination of sales between Tronox Holdings plc and Cristal. These sales relate to the sale of feedstock from Tronox Holdings plc to Cristal.

(c)	The pro forma adjustment to other income of $8 million for the year ended December 31, 2018, reflects the reversal of amortization of actuarial losses related to pension benefits.

(d)
The pro forma adjustment to selling, general and administrative expense reflects the elimination of non-recurring acquisition-related transaction costs for Tronox Holdings plc of $66 million incurred during the year ended December 31, 2018, and the elimination of non-recurring acquisition-related transaction costs for Cristal of $21 million incurred during the year ended December 31, 2018.

(e)
The unaudited pro forma adjustment of $40 million reflects an increase to accrued liabilities and a decrease to stockholders’ equity to reflect the incremental transaction costs related to the acquisition of Cristal’s TiO2  business that are expected to be incurred through the closing of the transactions in 2019.

(f)
The pro forma adjustment of $(894) million to cash and cash equivalent and $(662) million in restricted cash represents expected cash purchase consideration for the acquisition of Cristal. There is also an increase in short term debt related to the transaction of $117 million. Tronox Holdings plc had borrowed $117 million at the time the acquisition was consummated against its secured asset-based revolving credit facility. This total purchase price resulted in $396 million in goodwill. The interest rate on the revolving credit facility is LIBOR + 1.50%. The interest on the revolver was added as a recurring expense of $5 million to interest and debt expense. The interest earned on cash balances used to acquire Cristal for the year ended December 31, 2018 was $(20) million which was eliminated from Interest Income as a non-recurring item.

(g)
The pro forma adjustment of $(14) million to property, plant and equipment and $(1) million to cost of goods sold relate to a licensing sale from Tronox Holdings plc to Cristal in 2017 for the use of a license owned by Tronox Holdings plc to Cristal which was capitalized by Cristal and amortized. This has been eliminated from the balance sheet in property, plant and equipment, net as well as cost of goods sold for the related amortization. The licensing agreement expired in 2017.

(h)
The pro forma adjustment of $(12) million to revenue and $(4) million in inventory relates an agreement with the European Commission to sell Tronox Holdings plc’s 8120 paper laminate product grade. Divesture of this product grade is the condition set forth in the conditional approval granted to Tronox Holdings plc by the European Commission.

(i)
The pro forma adjustment of $83 million to inventory and $(587) million to property, plant and equipment is to reflect the estimated fair value of the acquired assets excluding assets held for sale. The pro forma adjustment of $324 million reflects the adjustment of $119 million to the fair value for inventory and property, plant and equipment and $205 million for goodwill attributable to assets held for sale. The pro forma adjustment of $38 million to costs of goods sold is comprised of $83 million for the amortization of the inventory step up and $(45) million for the reduction in depreciation expense as a result of the decrease in the value of the property, plant and equipment. A 10% fluctuation in the percentage of the purchase price allocable to property, plant and equipment would give rise to an increase or decrease of $5 million to the reduction in depreciation expense.

Note 7 Ashtabula Divestiture

As part of the regulatory approval for the Cristal Transaction, the FTC issued an Order and Decision, allowing the Cristal Transaction to proceed with the divestiture of Cristal's North American TiO2 business to INEOS. On May 1, 2019, the Company announced the completion of such divestiture to INEOS for approximately $700 million, subject to a working capital adjustment. The assets and liabilities of the Cristal's North American TiO2 business have been classified as held for sale and the net income has been classified as discontinued operations.

Note 8 Pro Forma Shares Outstanding and Earnings Per Share

Shares Outstanding

The following table presents a summary of pro forma shares outstanding, basic and diluted, at the effective time of the transaction as adjusted for the 37,580,000 Tronox Holdings plc shares being issued in the transaction (in thousands):

Year Ended December 31, 2018
Tronox Holdings plc basic weighted average shares outstanding	122,881
Shares issued for the transaction at January 1, 2018	37,580
Total basic weighted average shares outstanding	160,461

Year Ended December 31, 2018
Tronox Holdings plc diluted weighted average shares outstanding	125,279
Shares issued for the transaction at January 1, 2018	37,580
Total diluted weighted average shares outstanding	162,859

Earnings Per Share

The following table presents pro forma basic and diluted earnings per share after giving effect to the pro forma adjustments to the unaudited pro forma condensed combined statements of operations:

Year Ended December 31, 2018
Numerator:
Net income attributed to Tronox Holding Llc plc - basic	$221
Denominator:
Total basic weighted average shares outstanding - basic (in thousands)	160,461
Earnings per share:
Net income per share attributed to Tronox Holdings plc -basic	$1.38

Year Ended December 31, 2018
Numerator:
Net income attributed to Tronox Holdings plc - diluted	$221
Denominator:
Total diluted weighted average shares outstanding - diluted (in thousands)	162,859
Earnings per share:
Net income per share attributed to Tronox Holdings plc- diluted	$1.36